Exhibit 10.6

WHOLESALE MASTER SERVICES AGREEMENT

THIS WHOLESALE MASTER SERVICES AGREEMENT consists of (in order of precedence) any Statement of Work (“SOW”), any Service Order (“SO”), Service Schedules, the Billing Agreement and any additional Schedules or Exhibits (each, an “Attachment”) and this agreement (all of which are incorporated herein by reference, collectively the “Agreement”) as of the Effective Date listed below between Windstream Communications, Inc., a Delaware corporation, affiliate(s), with offices at 4001 North Rodney Parham Road, Little Rock, AR 72212 (“WIN”)1 and Talk America Services, LLC (“Customer”). Customer and WIN shall individually be referred to as “Party” and collectively as the “Parties”.

NOTICE INFORMATION: All notices and communications under this Agreement shall be in writing and shall be given by personal delivery, by registered or certified mail, return receipt requested, or by email notification addressed to the respective Party as set forth below or to such other address as may be designated in writing by such Party. Notice shall be deemed given upon receipt.

To WIN:	To Customer
Windstream	Talk America Services, LLC
600 Willowbrook Office Park	10802 Executive Center Drive Benton Building Suite 300
Fairport, NY 14450	Little Rock, AR 72211
Attn: Contract Administration	Attn: Allison Taylor
Fax: 585-598-7684	Phone: 501-748-5542
email:\\wci.carrier.contracts@windstream.com	email: allison.taylor@cslreit.com

With Copy to:	With Copy to:
Windstream	Talk America Services, LLC
4001 North Rodney Parham Road	10802 Executive Center Drive Benton Building Suite 300
Little Rock, AR 72212	Little Rock, AR 72211
Attn: Legal	Attn: General Counsel

The undersigned Parties have read and agree to the terms and conditions of this Agreement.

Windstream Communications, Inc	Customer: Talk America Services, LLC
/s/ Kristi Moody	/s/ Jeff Small
Authorized Signature:	Authorized Signature:
Name: Kristi Moody	Name: Jeff Small
Title: SVP	Title: SVP of Operations
Effective Date: April 24, 2015	Date: April 24, 2015

[1]	Services are provided by the relevant WIN operating entity, as listed in Schedule1.

CONFIDENTIAL & PROPRIETARY	Int. /s/ KM /s/ JS

GENERAL TERMS AND CONDITIONS

WIN, by or through its affiliates, owns and operates a telecommunications network and is in the business of providing telecommunications and other services (“Service”) to other entities. This Agreement may NOT be used for ordering regulated Services from WIN ILEC affiliates. Customer operates as a Competitive Local Exchange Company (“CLEC”) and reseller of long distance services to residential customers and desires to purchase certain telecommunications Services from WIN which it will resell to its residential End Users. Customer may satisfy its obligation to perform certain functions under this Agreement either directly or through a Transition Service Agreement with WIN. Based on Customer’s desire to purchase from WIN certain Services on WIN’s network and WIN’s willingness to sell such Services to Customer, in consideration of the terms herein and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	“Acknowledgement” means a response from WIN to Customer to indicate a Service Order has been received.

1.2	“Clean Order” is a Service Order that has all fields required by the WIN completed.

1.3	“Completion” refers to the date Service has been installed and billing will begin.

1.4	“Directory Assistance” means the service that provides a lookup of customer telephone listings and optional call completion services.

1.5	“Directory Assistance Database” contains only those published and non-listed telephone number listings obtained by WIN from its own End User Customers and other Telecommunications Carriers.

1.6	“Directory Assistance Service” includes, but is not limited to, making available to callers, upon request, information contained in the Directory Assistance database. Directory Assistance Service includes, where available, the option to complete the call at the caller’s direction.

1.7	“Directory Listing” means the names, addresses and phone numbers of Customer’s End Users that are published in what is commonly known as white pages and in directory assistances databases.

1.8	“Directory Listings” or “Listings” are any information:” (1) identifying the listed names of subscribers of a Telecommunications Carrier and such subscriber’s telephone numbers, addresses, or primary advertising classifications (as such classifications are assigned at the time of the establishment of such service), or any combination of such listed names, numbers, addresses or classifications; and (2) that the Telecommunications Carrier or an Affiliate has published, caused to be published, or accepted for publication in any directory format.

1.9	“End User” shall mean only residential, natural persons to which Customer furnishes services and specifically does not include any businesses, enterprises, governmental entities or any other entity.

1.10	“Firm Order Confirmation” or “FOC” means an install date for the Loop has been received.

1.11	“Incomplete Orders” are those that do not have all fields required by WIN in the Service Order completed by Customer.

1.12	“Inside Wire Services” means the service provided by WIN related to the maintenance and/or repair of the End User’s inside wiring.

1.13	“Inside Wiring” has the meaning set forth in the Code of Federal Regulations and consistent with industry usage and custom.

1.14	“Local Telecommunications Services” means the provision of local exchange services, including but not limited to voice service, customer calling features, CLASS features, Voicemail, and DSL services by WIN to End Users pursuant to this Agreement.

1.15	“Local Service Request” or “LSR” means the industry standard forms and supporting documentation used for ordering Local Telecommunication Services.

1.16	“Long Distance Services” means interLATA and intraLATA services provided to End users.

1.17	“Loop” or “Unbundled Loop” is defined as a transmission facility between a distribution frame (or its equivalent) in an ILEC’s Central Office and the Loop Demarcation Point at an End User’s premises.

1.18	“MRC” are the monthly recurring charges Customer pays for Services. These may be designated as monthly lease fees, monthly recurring charges or other, depending on the WIN billing system.

1.19	“Operator Services” means the service that provides operator and automated call handling and billing, and special services including but not limited to: (1) operator handling for intraLATA (local and toll) call completion (for example, collect, third number billing, and manual credit card calls), (2) operator or automated assistance for billing after the customer has dialed the called number (for example, credit card calls); and (3) special services including but not limited to Busy Line Verification and Emergency Line Interrupt (ELI), Emergency Agency Call, Operator-Assisted Directory Assistance, and Rate Quotes.

1.20	“OS/DA” means Operator Services and Directory Assistance.

1.21	“Point of Presence (POP)” is a physical location where a Party maintains a telecommunications facility for the purpose of accessing its network or for providing access to End Users’ facilities or other networks.

1.22

“Regulatory Requirement” is any rule, regulation, law or order issued by the FCC, a state Public Utility or Service Commission, a court of competent jurisdiction or other governmental entity or an ICA Change (defined

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below) affecting the Agreement, pricing or Services provided by WIN, including changes to pricing based on jurisdiction or definition of what is compensable and how much. Regulatory Requirement also includes when an underlying provider of services to WIN has determined that it will no longer use the technology that was used as of the date of this Agreement to provide services to WIN (i.e. discontinuance of copper. TDM, migration to Ethernet, etc) or such underlying provider raises prices to WIN (an “ICA Change”).

1.23	“Service Order” (“SO”) shall mean the written executed or on-line request by Customer for Service using the WIN SO or Local Service Request (“LSR”) or other ordering form (either written or electronic) in effect at the time of the order. A SO shall be deemed incorporated herein at the time it is executed and approved by WIN or, in the case of forms like LSRs, when it is accepted by WIN.

1.24	“Service Schedule,” “Service Attachment,” or “Statement of Work” are any of the schedules contained within this Agreement for Services WIN provides and Customer orders.

1.25	“Third Party Service(s)” are any services to be provided by a third party (a “Third Party Provider”) that are not carried on WIN’s network and/or other related equipment or facilities that are not owned and/or controlled by WIN, including, without limitation, any telecommunications facilities or services provided by Third Party Providers connecting a Customer-designated termination point to a WIN POP.

1.26	“Transferred End Users” are those residential End Users that will be transferred from the WIN entities listed in Schedule 1 to Customer on or about March 1, 2015.

1.27	“WIN ILEC Affiliates” Incumbent Local Exchange Companies, as defined in the Telecommunications Act of 1996, affiliated with Windstream Communications, Inc.

ARTICLE II

PROVISION OF SERVICES AND TERM

2.1 Provision of Services. Subject to the terms of this Agreement, WIN shall use commercially reasonable efforts to provide to Customer, and Customer shall accept and pay for, the Services as requested by Customer.

2.2 Term. The term of the Master Agreement shall begin on the Effective Date and shall continue for an initial term of four (4) years, unless earlier terminated pursuant to Article X of this Agreement. After expiration of the initial Term, the Agreement shall continue for three hundred sixty five (365) day periods until canceled by either Party upon three hundred sixty five (365) days written notice to the other Party. The initial Term and any renewal period(s) are collectively referred to as the “Term”. Notwithstanding termination or expiration of this Agreement, its terms continue to apply to any Attachment that still has Services being provided thereunder for a term pursuant to Section 2.2.

ARTICLE III

SCOPE OF AGREEMENT, CONTROLLING DOCUMENTS; CHANGE OF LAW;

ELIGIBILITY FOR SERVICES UNDER THIS AGREEMENT

3.1 Service. Service is subject to availability. WIN reserves the right to reject an order where capacity constraints will hamper or delay Service delivery. WIN shall provide Customer with updates that shall reasonably notify Customer of any capacity issues. In the event WIN is unable to provide such Service, WIN shall notify Customer in a reasonable time frame and, upon Customer’s request, provide all information necessary to enable Customer to determine alternative serving arrangements.

ARTICLE IV

RATES AND CHARGES

4.1 Rates and Charges. The rates and charges for the Services provided to Customer are set forth in Schedule 1.

4.2 Taxes, Surcharges and Fees. Taxes shall be settled in accordance with Schedule 1. Customer shall furnish WIN with such proper resale tax and USF exemption certificates as shall be necessary. Failure to provide said exemption certificates will result in no exemption being available to Customer for any period prior to the date that the Customer presents valid certificate(s). If WIN is subsequently required to directly pay such taxes or surcharges to the respective tax or regulatory authority on the services sold to Customer, Customer shall reimburse WIN same (including any interest, levies and penalties).

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ARTICLE V

PAYMENT FOR SERVICE/DISPUTES/ SECURITY

5.1 Payment Terms. Billing shall be handled in accordance with the billing agreement between the parties and amounts received from End Users will be handled according to such billing agreement and Schedule 1. The billing agreement shall control over this Agreement.

5.2 Billing Disputes. Customer must provide WIN with written notice within ninety (90) days after the invoice date listed on the bill or such dispute is waived. Customer shall pay the undisputed amount by the Due Date. The notice shall set forth in reasonable detail the disputes charges and reasons for the dispute. WIN and Customer shall attempt in good faith to promptly resolve any dispute. If the dispute is subsequently resolved in favor of WIN, Customer shall pay the disputed amount previously withheld within ten (10) business days of such resolution, including late charges set forth in Sec. 4.1 from the original due date. If the dispute is subsequently resolved in favor of Customer and Customer has paid the disputed amount, WIN shall issue a credit on Customer’s invoice for the disputed amount no later than the next Bill Due Date following resolution of the dispute

5.3 Credit Approval/Deposits. Customer shall provide WIN with credit information reasonably requested including, but not limited to, any audited and unaudited financial statements and a credit application. Delivery of Services is subject to credit approval which shall not be unreasonably withheld and shall be granted or rejected within thirty (30) days of receipt of complete credit information. WIN may request Customer to make an advance payment and/or a deposit as a condition both prior to and during the provision of Services if, in WIN’s reasonable discretion, Customer shall not be required to pay WIN a cash deposit.

ARTICLE VI

ORDERING SERVICE/INSTALLATION/MAINTENANCE AND REPAIR/BILLING

6.1 Prior to Ordering. Customer is responsible for obtaining and interpreting its end user’s Customer Service Record, performing SAG validation of end user’s service location, and pre-qualifying the Service location prior to submitting a Service Order. WIN will make any information and/or LEC tools available to it, and for which WIN has the right to re-assign access, available to Customer to enable Customer to perform these pre-ordering functions through the LEC provider, including but not limited to:

6.1.1 Service address validation;

6.1.2 Service and feature availability

6.1.3 Loop makeup information

WIN shall not provision local Services to a prospect that WIN’s loop prequalification indicates does not have acceptable loop facilities to provide reasonably adequate service unless requested in writing by Customer. Under no circumstances will WIN provision DSL services for loop qualifications greater than 14,000 feet.

6.2 Ordering and Provisioning.

6.2.1 To order Services, Customer will send a Service Order (SO) to WIN to identify the services and features Customer is requesting WIN to provision in accordance with WIN’s reasonable ordering requirements. Upon acceptance of a Clean Order from Customer, WIN shall provision Local Telecommunications Services and Long Distance Service to an End User using the network solution agreed to.

6.2.1.a New customer orders will be limited to 1000 per month, however, if Customer anticipates exceeding this amount on a routine basis, then negotiations must begin to determine how orders can get processed timely and what, if any, additional charges will be incurred by Customer to cover Overtime or additional staff to accomplish this.

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6.2.2 Upon acceptance of a Clean Order from Customer, WIN will provide Service Order responses to Customer in the same timeframes it provides to its retail customers. For the avoidance of doubt, there will be no penalties if WIN is unable to meet the agreed upon timeframes.

6.2.3 Upon request, WIN will provide Inside Wire Services to Customer’s End Users as currently provided by WIN to such Customers today either by WIN field technicians at a pass-through of what WIN would charge its own customers or, if no WIN field technicians serve an area, by WIN’s underlying providers’ field technicians if such services are available to WIN in its agreements with underlying providers’, at pass-through rates.

6.2.4 Customer shall use the same third-party operator and directory assistance services vendor that WIN uses for its retail operations. Customer shall have the option of OS and DA Services branded as Customer’s services by the third-party vendor if such branding is available. Customer’s End Users will be entitled to one free directory listing in the Directory Residential White Pages.

6.3 Moves, Adds, Changes and Disconnects. Moves, adds and changes shall be provisioned upon receipt of a clean order. New customer adds will be performed by WIN for $110 per add. This does not include any inside wire work that may be needed pursuant to Sec. 6.2.3 but does include field technicians’ installation time if a premises visit is required for connection to the demarcation point. This includes only the connection or transfer of the End Users to WIN/Customer. If a move, add or change involves suspension of an individual End User’s service, Customer shall remain responsible for payment of any applicable underlying line charges during such suspension.

6.4 TN Inventory WIN will manage available TN inventory and will assign new numbers as requested on the accepted Clean Order. Whenever possible/feasible, Customer shall continue to use WIN’s TN management tool to assign TN to End Users at the Order Entry point of contact; however, Customer shall do so in accordance with all laws, regulations and standards related to numbering assignment.

6.5 Customer Contacts Customer, or Customer’s authorized agent, shall act as the single point of contact for its End Users’ service needs, including, without limitation, sales, service design, order taking, provisioning, change orders, disconnect notices, training, maintenance, trouble reports, repair, post-sale servicing, Billing, collection and inquiry. Customer shall inform its End Users that they are End Users of Customer. Any Customer End Users contacting WIN will be instructed to contact Customer directly, and any WIN’s Subscribers contacting Customer will likewise be instructed to contact WIN. In responding to calls, neither Party shall make disparaging remarks about each other. To the extent the correct provider can be determined, misdirected calls received by either Party will be referred to the proper provider of Local Exchange Service; however, nothing in this Agreement shall be deemed to prohibit end user communications from WIN or Customer, if needed, to determine who their provider is or in conjunction with services provided under the TSA or Wholesale agreement between WIN and Customer. In such communications, CPNI Guidelines of the End User’s provider must be followed.

6.6 Maintenance and Repair

6.6.1 WIN will provide Customer with access to interfaces for purpose of reporting and monitoring trouble tickets.

6.6.2 WIN will, maintain, repair and/or replace all Services in the same manner and timeframes that WIN performs these functions, which are assumed to be at a level consistent with its own retail customers

For the avoidance of doubt, this section includes all customer support services provided by the Broadband Customer Care Center.

6.7 Cooperation and Access. Both WIN and Customer shall provide a single point of contact for reporting trouble tickets, repair issues and other questions related to Service. Customer shall cooperate with WIN to activate Service by providing access to Customer’s or its End User’s premises for Service delivery and testing. Additionally, Customer shall provide reasonable access to necessary End User information.

6.7.1 Customer’s IVR will direct end user Broadband and Dialtone trouble calls to Windstream’s Consumer/SMB repair or technical support.

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6.8. Customer’s End Users’ activation of Call Trace and annoying call complaints will be handled by the WIN operations centers responsible for handling such requests via a request from Customer. Any communication and resolution of each case involving one of Customer’s End Users (whether the End User is a victim or suspect) will be coordinated through Customer. WIN will be indemnified, defended and held harmless by Customer and/or End User against any claim, loss or damage arising from providing this information to Customer. It is the responsibility of Customer to take the corrective action necessary with its End User who makes annoying calls.

6.9 End User Billing Information. Upon written request from Customer subsequent to implementation of Customer’s billing platform, WIN will provide a Usage File for services provided hereunder in accordance with Exchange Message Interface (EMI) guidelines supported by the Ordering and Billing Forum (OBF). Any exceptions to the supported formats will be noted in the documentation. The usage data shall be provided as close to real time as possible, but in any event no later than once daily.

6.9.1	WIN will provide from the switch, a daily file of Customer Detail Records (CDRs) for Customer’s End User’s for billing purposes.

6.9.2	WIN will provide the rating, if applicable, and transmission of Long Distance billable records to Customer for billing purposes.

ARTICLE VII

FORECASTS/MAINTENANCE/NETWORK AUDITS

7.2 Maintenance. WIN periodically performs maintenance and repairs on its network at its cost unless the maintenance or repair is caused by the acts or failures to act of Customer or is due to equipment or facilities provided by Customer, in which case Customer shall be billed at WIN’s standard rates. In some cases, routine maintenance may result in a temporary service interruption to WIN customers; however, WIN will use all reasonable efforts to provide notification of the network maintenance and will strive to perform same within the window of midnight and 6 a.m., local time zone for the affected site(s) (“Normal Maintenance Window”). WIN shall not be liable for service interruptions that may occur due to maintenance. Customer agrees to cooperate with all reasonable requests of WIN in connection with its system maintenance by, among other things, responding to WIN’s request for the release of a circuit at such times as requested by WIN. The following are the types of maintenance and Customer notice that will be provided for each:

7.2.1 Normal Scheduled Maintenance is that which will enhance the reliability of the network. This includes, but is not limited to upgrading code, reloading routers, and adding new equipment. Notification for this type of maintenance will be provided ten (10) business days prior to the start of a Normal Scheduled Maintenance window.

7.2.2 Demand Scheduled Maintenance is that which is performed when the potential for router or network failure exists without the maintenance. This includes, but is not limited to hardware and software upgrades, and router debugging. Notification for this type of maintenance will be provided 48-72 hours prior to the start of a Demand Scheduled Maintenance window.

7.2.3 Emergency Maintenance is a subset of Demand Scheduled Maintenance in which maintenance is required on an urgent basis because the potential for router or network failure exists without the maintenance. Notification for this type of maintenance will be provided 1-24 hours prior to the start of an Emergency Maintenance window.

7.3 Network Audits. WIN regularly conducts network audits to assess commercial viability of services provided from its Central Offices (CO). If WIN determines that it cannot provide Services to Customer or its End users in an economically viable manner at specific CO(s), then WIN reserves the right to: (i) decommission COs and turn down any associated Services provided from these COs; (ii) provide Customer with 120 days’ advance notice of such decommissioning; (iii) reject any non-installed SO(s); and (iv) work with Customer to coordinate the migration and reverse cut of Services (from WIN provided Service back to the ILEC or other Customer alternative).

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ARTICLE VIII

FACILITIES AND EQUIPMENT

8.1 WIN Equipment and Collocation.

8.1.1 Use and Subsequent Changes. Customer shall not use any equipment or facilities for any purpose other than that for which WIN provided it. WIN may choose the equipment or facilities to be used in providing Service and may substitute, change or rearrange any such equipment or facilities at any time or from time to time as long as the quality of Service or type of Service is not materially impaired or changed.

8.1.2 Ownership. Title to any transmission facilities or equipment used or furnished by WIN to provide the Service does not transfer to Customer and remains the personal property of WIN. At WIN’s request, Customer shall prominently affix identifying plates, tags, or labels on any such equipment and facilities showing the ownership interest of WIN and shall not tamper with, remove or conceal such identifying plates, tags or labels. In addition, Customer shall, from time to time, take additional actions and execute and deliver such further documents as WIN may reasonably request in order to confirm and protect WIN’s title to and ownership of any such equipment or facilities.

8.1.3 Third Party Rights. Some third party components may be embedded in the equipment used by WIN or accessed by Customer to provide Service under this Agreement. Customer’s use of these components is limited to the provision of Services by WIN, and is governed by the third party licensor’s terms.

8.1.4 Maintenance and Customer Tampering. WIN shall be solely responsible for the maintenance of equipment and facilities owned or otherwise controlled by it and shall use reasonable efforts to maintain facilities and equipment that it provides to Customer. Customer shall not, nor permit others to, rearrange, disconnect, remove, attempt to repair or otherwise interfere with any of the facilities or equipment installed by WIN, except upon the written consent of WIN.

8.1.5 Removal/Return. Customer agrees to allow WIN to remove all WIN equipment and facilities from Customer’s premises upon termination or expiration of this Agreement, or a SO. At the time of such removal, such equipment and facilities shall be in the same condition as when installed, reasonable wear and tear expected. Customer shall reimburse WIN for any loss of, or damage to, WIN’s facilities or equipment on Customer’s or a Customer’s End user’s premises, except loss or damage caused by WIN’S own employees, agents or contractors.

8.1.6 Collocation. Customer shall furnish or arrange to have furnished to WIN at Customer’s or its End Users’ premises, at no charge, any space and/or electrical power required by WIN to provide any Service under this Agreement at the points of termination. The selection of AC or DC power shall be as specified by WIN. Customer shall make all necessary arrangements in order that WIN will have timely access to such space at reasonable times and to the extent reasonably required by WIN for installing, inspecting, repairing and/or removing equipment and facilities of WIN. WIN shall have no right to place equipment or facilities in space owned or controlled by Customer or its End User(s) without the prior consent of Customer, which consent shall not be unreasonably withheld, conditioned or delayed. Customer shall also be responsible for the payment of any charges imposed by WIN for visits to Customer’s premises when any Service difficulty or trouble report results from any equipment or facility provided by any entity other than WIN or when incomplete or incorrect information causes unnecessary premises visits by WIN.

8.1.7 Damages. Customer shall reimburse WIN for any damages to WIN’s equipment or facilities caused by: (i) any improper use of, or breach of this Agreement with respect to, any such equipment or facilities by Customer, its employees, agents or End Users; (ii) improper use of Service by Customer, its employees, agents or End Users; (iii) malfunction of any equipment or facilities not provided by WIN and used by Customer or Customer’s employees, agents, or End Users, in connection with any Service provided hereunder; or (iv) fire, theft or other casualty on the premise of Customer (or of its agents or End Users). In the event Customer causes damage to facilities or equipment other than that owned by WIN, and such facilities or equipment are physically, optically and/or electrically associated with those of WIN, Customer shall reimburse the owner for, and indemnify and hold WIN harmless from any and all claims arising from, damage to any such facilities or equipment.

8.2 Customer Equipment/Software/Applications, Encryption, and Collocation.

8.2.1 Equipment/Software/Applications. Customer shall, at its own expense, procure any Customer Equipment necessary to receive Service, unless WIN specifies otherwise in writing. Customer shall ensure that all such

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Customer Equipment shall perform according to published technical specifications, WIN’s interface and Service specifications, and be compatible with the WIN Services ordered by Customer. WIN may confirm this through interoperability testing prior to permitting Customer use of Services. Customer shall be responsible for maintaining its own router, router configuration, and/or telephony and its configuration on its or its end users’ premises and for installing, supporting, and maintaining applications that utilize the Service (e.g., VOIP, email service, database applications).

8.2.2 Customer’s Equipment shall not: (i) interfere with or impair service over any such facilities and equipment of WIN; (ii) impair the privacy of any communications carried over WIN’s facilities; or (iii) create hazards to the employees of WIN or the public. Promptly upon notice from WIN, Customer shall eliminate any hazard, interference or Service obstruction that any such Customer Equipment is causing or reasonably may cause. WIN, on Customer request and at its option, may assist in such removal at an additional charge. Additional charges may also apply for any necessary reconnection or other work occasioned by violation of this Section by Customer. WIN further reserves the right, at its option, to suspend Service on notice, if notice is practicable, if any such Customer Equipment does not comply with the foregoing provisions of this Section. During any such suspension, no Service Interruption or outage shall be deemed to have occurred.

8.2.3 Encryption. Customer shall be responsible for registering for and supplying to WIN any non-standard encryption software and for complying with all use obligations and restrictions related to such non-standard encryption software (including without limitation export restrictions).

8.2.4 Collocation. WIN may require that Customer collocate its equipment at a WIN POP in order to provide the Services ordered hereunder. In this event, the provision of Service shall be subject to Customer’s execution of the collocation agreement.

ARTICLE IX

911

9.1 Customer Chooses WIN as 911 Provider. WIN will be responsible for maintaining the 911 and E911 databases and for Customer‘s End User’s 911 records. WIN will be responsible for routing 911 emergency calls (and send e911 information in those areas where e911 is available) according to industry standards, using the End User information associated with the telephone number as reflected on any Order. CUSTOMER IS RESPONSIBLE TO FURNISH WIN WITH SUCH INFORMATION THAT IS COMPLETE, ACCURATE AND CURRENT, AND THAT WIN WILL RELY ON THE ACCURACY, COMPLETENESS AND CURRENCY THEREOF.

ARTICLE X

RELATIONSHIP WITH END USERS

10.1 Customer Responsibilities. This Agreement applies only to those Services provided directly to Customer and not to offerings by Customer to its customers. Except for Services provided pursuant to any transition services agreement between the parties, Customer is solely responsible for all dealings with its End Users including, but not limited to sales, contracts, orders, activations, and customer care. Customer will be responsible for all troubleshooting beyond the minimum point of entry at any end user location.

10.2 End User Authorizations. WIN will provide, if available to WIN, in-bound and out-bound number porting service (“Porting Service”) on behalf of Customer in accordance with applicable law. Customer is responsible for obtaining valid End User authorizations (“LOAs”) pursuant to federal and state law in order to change such End User’s provider from its previous provider to Customer. WIN may request access to authorizations in order to respond to any slamming complaint or for any other reason; however, Customer is ultimately responsible for any response to slamming complaints. WIN and Customer will cooperate with any investigation of a complaint alleging slamming at the request of the FCC or applicable state commission.

10.3 Customer Notice of Discontinuance to its End Users. Customer is responsible for providing notice to its End Users if WIN’s or Customer’s disconnection of Services results in discontinuance of Service to those End Users. If Customer fails to notify its End Users, Customer will provide the End User contact information to WIN such that WIN may (but is not required to) provide the notice and shall reimburse WIN for the cost.

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10.4 Indemnity. Customer shall indemnify and hold harmless WIN from any and all claims by a Customer End Users, third parties, or governmental entities related to such End Users or due to End Users’ use of the Services (including without limitation any claim with respect to any of the services provided by Customer which may incorporate any of the WIN Services provided hereunder or failure to route 911 calls properly and shall indemnify WIN for any violation of this Agreement. Notwithstanding the foregoing, Customer shall not be required to indemnify WIN for slamming claims if it is determined that such claim was the result of WIN’s negligence.

ARTICLE XI

SUSPENSION/TERMINATION

11.1 Either Party may terminate this Agreement, any Service, or Exhibits, Schedules or Attachments, and any or all SOs if the other Party materially breaches this Agreement or any of the other documents listed here and the breaching Party fails to cure the breach within forty-five (45) calendar days after written Notice thereof. If the nonperforming Party fails to cure such nonperformance or breach within the forth-five (45) calendar day period provided for within the original Notice, then the terminating Party will provide a subsequent written Notice of the termination of this Agreement and such termination shall take effect immediately upon delivery of written Notice to the other Party.

11.2 If this Agreement needs to be modified or terminated as a result of a Regulatory Requirement, the provisions of Section 15.5 apply.

ARTICLE XII

DISCLAIMER OF WARRANTY AND LIMITATIONS OF LIABILITY

12.1 EXCEPT FOR ANY DUTY TO INDEMNIFY SPECIFICALLY SET FORTH HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF REVENUE, LOSS OF PROFITS, OR LOSS OF CUSTOMER’S CLIENTS OR GOODWILL, ARISING IN ANY MANNER FROM THIS AGREEMENT AND/OR THE PERFORMANCE OR NONPERFORMANCE HEREUNDER. WIN SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR THE CONTENT OF ANY COMMUNICATIONS TRANSMITTED VIA THE SERVICE BY CUSTOMER OR ANY OTHER PARTY.

12.2 THE LIABILITY OF WIN WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT SHALL BE LIMITED TO CIRCUMSTANCES IN WHICH THERE HAS BEEN A SERVICE INTERRUPTION OR OUTAGE. FOR SUCH SERVICE INTERRUPTIONS OR OUTAGES WIN’S LIABILITY IS LIMITED TO SERVICE INTERRUPTION CREDITS PURSUANT TO ANY APPLICABLE SERVICE LEVEL AGREEMENT. REMEDIES UNDER THIS AGREEMENT ARE EXCLUSIVE AND LIMITED TO THOSE EXPRESSLY STATED IN THE AGREEMENT.

12.3 Force Majeure. Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, government regulations, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, power blackouts, volcanic action, other major environmental disturbances, or unusually severe weather conditions (collectively, a Force Majeure Event); provided that the Party affected by the Force Majeure event shall provide prompt notice of the delay or failure in performance caused by same. Inability to secure products or services of other Persons or transportation facilities or acts or omissions of transportation carriers shall be considered Force Majeure Events to the extent any delay or failure in performance caused by these circumstances is beyond the Party’s control and without that Party’s fault or negligence. The Party affected by a Force Majeure Event shall give prompt notice to the other Party, shall be excused from performance of its obligations hereunder on a day-to-day basis to the extent those obligations are prevented by the Force Majeure Event, and shall use commercially reasonable efforts to remove or mitigate the Force Majeure Event. In the event of a labor dispute or strike the Parties agree to provide service to each other at a level equivalent to the level they provide themselves.

12.4 No Warranties. WIN MAKES NO WARRANTIES ABOUT THE SERVICE PROVIDED HEREUNDER, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WIN makes no representations concerning and does not guarantee that Customer’s domain name does not infringe upon any trademarks, trade names, service marks or other proprietary rights owned by a third party.

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ARTICLE XIII

COMPLIANCE WITH LAWS

13.1 Each Party shall comply with all applicable laws, regulations, court decisions or administrative rulings regarding the provision or use of the Services. Failure to do so shall constitute a material breach of the Agreement.

13.2 Certifications. Each party has obtained all certifications necessary to provide its services to End Users and shall maintain all such certifications for the duration of this Agreement. Upon WIN’s request, Customer shall provide WIN with Customer’s certifications. Customer shall indemnify, defend and hold harmless WIN against all claims or liability due to or arising out of failure of Customer to obtain any permit or other consent as may be required from any local government or other regulatory body for use of the Services. In the event it is found that a Party does not have any necessary certificates, authorizations, or permits, such Party will promptly seek to obtain same. Failure to have any such certification, authorization, or permit will not be deemed a material breach unless it causes material adverse consequences to the other Party under this Agreement.

13.3 Duty to Confirm Registration of Customer. Before Services can be provided, and if applicable under the circumstances, Customer may be required to provide evidence of its filing of FCC Form 499-A as required by 47 CFR 64.1195(h). Regardless of any affirmative duty of WIN under the FCC rule, Customer’s failure to file FCC Form 499-A, if required, constitutes willful misconduct and Customer agrees to indemnify and hold WIN harmless due to such failure.

13.4 Requests for End User or Customer Information and Communications Assistance Law Enforcement Act (CALEA) Of 1994. In the event WIN is in receipt of a request for information regarding Customer or its End User(s) or a CALEA request, from law enforcement, a governmental entity or other entity or person (“Requesting Entity”), WIN will inform Customer of such request (if not prohibited from doing so). WIN will also gather the information or facilitate the request if the ability to do so is uniquely within WIN’s power (i.e., Customer obtains a switch-based Service and law enforcement submits a CALEA request). WIN will then either respond to the Requesting Entity or provide the information to Customer to submit to the Requesting Entity, at WIN’s option. Each Party shall indemnify and hold the other Party harmless from any and all penalties imposed upon the other Party by a third party for noncompliance with CALEA and shall, at the noncompliant Party’s sole cost and expense, modify or replace any equipment, facilities, or services provided to the other Party under this Agreement to ensure that such equipment, facilities, and services fully comply with CALEA.

ARTICLE XIV

UNAUTHORIZED USE AND NETWORK/

EQUIPMENT SECURITY

14.1 Unauthorized/Fraudulent Use.

14.1.1 WIN in its normal course of business will use reasonable efforts during business hours to notify Customer of any fraud detected during their normal usage review for fraud; however, Customer, and not WIN, shall bear the risk of loss arising from any unauthorized or fraudulent usage of Services provided under this Agreement to Customer, unless affirmatively caused by WIN (and not due to any failure to detect or notify Customer of fraud). WIN may take any and all action it deems appropriate (including blocking access to particular calling numbers or geographic areas) to prevent or terminate any fraud or abuse in connection with the Services.

14.1.2 The Parties agree to cooperate with one another to investigate, minimize, and take corrective action in cases of fraud. The Parties’ fraud minimization procedures are to be cost-effective and implemented so as not to unduly burden or harm one Party as compared to the other.

14.2 Network Security. Customer and its customers and End Users are responsible for the security of their own networks and equipment. Neither Party assumes responsibility or liability for failures or breach of protective measures on the other Party’s network, whether implied or actual, even in the event that the security measures have been installed or configured by the Party whose network fails or is breached. The Parties shall be solely responsible for addressing problems on their respective networks and escalating problems to the other Party for resolution when such problem involves compromise of the other Party’s security.

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14.3 Acceptable Use Policy. Customer agrees to adhere and to require and enforce its End Users’ adherence to the WIN Acceptable Use Policy, attached hereto as Schedule 2. In the event that Customer (or Customer’s End Users) utilizes the Services provided hereunder in a manner which generates a complaint to WIN, WIN may provide Customer’s name and contact information to the complaining party. In the event WIN receives repeated complaints regarding Customer’s (or Customer’s End Users’) use of the Services, WIN may in its reasonable discretion deem this to be a material breach of this Agreement.

ARTICLE XV

CONFIDENTIALITY AND INTELLECTUAL PROPERTY

15.1 Confidentiality. During the term of this Agreement and for a period of one (1) year thereafter, neither Party shall disclose any terms of this Agreement, including pricing or any other confidential information of the other Party. For purposes of this Agreement, the term “confidential information” shall mean information in written or other tangible form that a party should reasonably understand is confidential. Any confidential information transmitted orally shall be identified as such at the time of its disclosure. All confidential information shall remain the property of the disclosing Party. A Party receiving confidential information shall: (i) use or reproduce such information only when necessary to perform this Agreement; (ii) provide at least the same care to avoid disclosure or unauthorized use of such information as it provides to protect its own confidential information; (iii) limit access to such information to its employees or agents who need such information to perform this Agreement; and (iv) return or destroy all such information, including copies, after the need for it has expired, upon request of the disclosing Party, or upon termination of this Agreement.

The Party to whom confidential information is disclosed shall have none of the obligation above for confidential information which: (i) was previously known to such Party free of any obligation to keep it confidential; (ii) is or becomes publicly available by other than unauthorized disclosure; (iii) is developed by or on behalf of such Party independent of any confidential information furnished under this agreement; (iv) is received from a third party whose disclosure does not violate any confidentiality obligation; or (v) is disclosed pursuant to the requirement or request of a governmental agency or court of competent jurisdiction to the extent such disclosure is required by a valid law, regulation or court order.

15.2 Intellectual Property and Digital Millennium Copyright Act (“DMCA”). This Agreement confers no right to use the name, service marks, trademarks, copyrights, or patents of either Party except as expressly provided herein or in the Parties’ IP Matters Agreement, which is incorporated herein by reference. Neither Party shall take any action, which would compromise the registered copyrights or service marks of the other. In the event WIN creates any custom software enhancements in providing Services to Customer under this Agreement, such software enhancements shall be deemed solely the intellectual property of WIN unless otherwise provided in a SOW. Customer hereby disclaims all right, title, and interest in such custom software enhancements, including United States and foreign patent, copyright, and other intellectual property rights. Customer shall indemnify WIN if its domain name or combination of the Services provided by WIN with services or equipment not provided by WIN infringes or is alleged to infringe on any third party’s intellectual property rights. Customer shall comply with all provisions of the DMCA Title II with respect to limiting liability for copyright infringement. Customer shall: (a) adopt and implement a policy of terminating accounts or subscriptions of repeat infringers; (b) inform subscribers and/or account holders of such policy; (c) accommodate and not interfere with standard technical measures as defined by the DMCA; (d) designate an agent to receive notification of alleged acts of infringement, file information related to such designated agent with the Copyright Office, and notify subscribers or account holders of the designated agent and such designated agent’s contact information; and (e) comply with the DMCA’s rules governing notification and counter-notification and procedures for removing or blocking access to (or restoring access to) content alleged to be infringing.

ARTICLE XVI

GENERAL INFRASTRUCTURE REQUIREMENTS

16.1 Quarterly, a Windstream account team comprised of Service Delivery, Carrier, and Consumer Repair resources shall meet with Customer to discuss future changes to the Windstream’s network that may impact Customer’s End Users. The parties shall negotiate reasonable accommodations for Customer if such changes will materially impact Customer’s ability to serve its End Users

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16.2 Neither Party shall be liable to the other for any costs whatsoever resulting from the presence or release of any environmental hazard(s) that either Party did not introduce to an affected work location. Both Parties shall defend and hold the other harmless, as well as its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) that arise out of or result from: (i) any environmental hazard that the indemnifying Party, its contractors or agents introduce to the work locations, or (ii) the presence or release of any environmental hazard for which the indemnifying Party is responsible under Applicable Law.

ARTICLE XVII

NETWORK SECURITY

17.1 Protection of Service and Property. Subject to Sec. 10.4 and 12 herein, each Party shall exercise the same degree of care to prevent harm or damage to the other Party and any third parties, its employees, agents or End Users, or their property as it employs to protect its own personnel, Subscribers, and property, etc., but in no case less than a commercially reasonable degree of care.

ARTICLE XVIII

MISCELLANEOUS

18.1 Entire Agreement/Modifications/Waivers. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other agreements, written or oral, between the Parties relating to the Services. As of the Effective Date hereof, any and all Service provided pursuant to any prior agreements shall be provided pursuant to the terms of this Agreement. This Agreement may only be modified by written agreement of both parties. No term herein shall be deemed waived or breach or default excused unless in writing and signed by the party against which it is to be enforced. Additionally, no consent by a Party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to or waiver of, any subsequent breach or default.

18.2 Contractual Relationships with Third Parties. Services provided by WIN through Third Parties such as Incumbents and underlying per minute long distance providers of WIN shall be subject to, and governed by, the terms and conditions of WIN’s agreements with those third parties. WIN shall not be liable for any failure to perform to the extent such failure is due to an act or omission of an Incumbent.

18.3 Assignment. Neither this Agreement, nor any rights or obligations under it may be assigned by Customer without the prior written consent of WIN, which consent shall not be unreasonably withheld.

18.4 Partial Invalidity. If any provision of this Agreement shall be held to be invalid or unenforceable (either under current law or in the future), such invalidity or unenforceability shall not invalidate or render this Agreement unenforceable, but rather this Agreement shall be construed as if not containing the invalid or unenforceable provision. However, if such provision is an essential element of this Agreement, the Parties shall promptly attempt to negotiate a substitute therefore.

18.5 Regulatory Requirements. If any Regulatory Requirement has the effect of canceling, changing or superseding any material term or provision of this Agreement, results in cost increases to WIN to provide such Services, and/or results in WIN being unable to obtain the technology used to provide the Services that was available as of the date of this Agreement, the Parties will negotiate new terms, conditions and pricing that are consistent with the form, intent and purpose of this Agreement and are necessary to comply with or accommodate the Regulatory Requirement. If the Parties cannot agree to such modifications within thirty (30) days after the Regulatory Requirement is effective, or such other period as mutually agreed by the Parties, then either Party may terminate this Agreement and/or Attachment impacted by the Regulatory Requirement by providing sixty (60) days written notice to the other Party. WIN agrees that if any ILEC proposes an ICA Change that affects the services provided by WIN to Customer, WIN will: (i) provide notice to Customer within 15 days of notification by the ILEC; and (ii) use its best efforts to negotiate rates, terms and conditions that minimize the impact on the costs and services Customer purchases under this agreement.

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18.6 Relationship of Parties. Neither this Agreement nor the provision of Service hereunder shall be deemed to create any joint venture, partnership or agency between WIN and Customer. The Parties are independent contractors and shall not be deemed to have any other relationship. Neither Party shall have, or hold itself out as having, the power or authority to bind or create liability for the other by its intentional or negligent act.

18.7 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Arkansas, without regard to choice of law provisions.

18.8 Limitations of Actions; Waiver of Jury Trial. Any claims arising out of or related to this Agreement shall be made within one (1) year from the date the claim arises or is discovered by WIN. EACH PARTY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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Schedule 1- Services Available, SLA and Pricing

Customer may order the following Services from WIN via Service Order pursuant to the Wholesale Master Services Agreement, so long as Customer agrees to the Schedules, product descriptions, limitations, requirements and the associated attachments noted below, which shall be deemed incorporated by reference into the Agreement to the extent Customer uses or orders such Services.

Services

The Services provided by WIN under this Agreement (“Services”) shall be limited to: Plain Old Telephone Services (POTS); custom calling features; call trace; per minute long distance; internet provided as an end-to-end resale solution; ancillary services such as directory assistance, directory listing services, white page listings and operator services; and, to the extent not otherwise identified herein, all services, plans and related functions provided by WIN to Transferred End Users as of March 31, 2015by the following WIN entities:

Cavalier Telephone Mid-Atlantic, LLC	US LEC of Virginia, LLC
Cavalier Telephone, LLC	Windstream Communications Telecom, LLC
LDMI Telecommunications, Inc.	Windstream Communications, Inc.
McLeodUSA Telecommunications Services, LLC	Windstream Lakedale Link, Inc.
Network Telephone Corp.	Windstream KDL, Inc.
Paetec Communications, Inc.	Windstream Norlight, Inc.
Talk America of Virginia, Inc.	Windstream NorthStar, LLC
Talk America, Inc.	Windstream NTI, Inc.
The Other Phone Company	Windstream NuVox, Inc.
US LEC Communications, LLC	Windstream NuVox Arkansas, Inc.
US LEC of Alabama, LLC	Windstream NuVox Illinois, Inc.
US LEC of Florida, LLC	Windstream NuVox Indiana, Inc.
US LEC of Georgia, LLC	Windstream NuVox Kansas, Inc.
US LEC of Maryland, LLC	Windstream NuVox Missouri, Inc.
US LEC of Pennsylvania, LLC	Windstream NuVox Ohio, Inc.
US LEC of South Carolina, LLC	Windstream NuVox Oklahoma, Inc.
US LEC of Tennessee, LLC	Windstream of the Midwest, Inc.

Performance SLAs

WIN shall continue to meet and maintain IT systems performance SLAs. Services shall be provided at levels consistent with those provided as of the Separation Date. If Additional Service Level Metrics are defined for specific Services not currently defined today, they supersede any other Services Levels defined by SLA’s or established at Historical Levels. Services for systems, processes, and applications which are customarily monitored for uptime are to be delivered at levels consistent with that historically established and documented. If documented service levels are not available, both parties agree to uptime metrics that are both commercially reasonable and support the business objectives of the Customer.

Rates and Charges

Customer must have at least $2 million in End User Billed Revenues as of March 31, 2015 in order to qualify for the following billing and rate plan with discount.

Windstream will receive 60% of all Net Billed Revenues. Net Billed Revenues are defined as total gross end user billings, less: federal and state universal surcharges that require remittance of collected amounts to federal or state governmental authorities, taxes, customer service charges, customer restoral fees and customer late payment fees (collectively, “Taxes and Fees”). By way of example:

End User Billed Revenues	$2,500,000
Taxes and Fees	(100,000)

Net Billed Revenues	$2,400,000

Due to or retained by WIN (60%)	$1,440,000

CONFIDENTIAL & PROPRIETARY	Int. /s/ KM /s/ JS

Schedule 2

Acceptable Use Policy

Windstream Communications Internet Acceptable Use Policy

Introduction

Windstream Communications, Inc. and its affiliates and subsidiaries (“Windstream,” “we,” or “us”) appreciate the opportunity to provide you with a connection to the Internet. This Acceptable Use Policy, together with the terms and conditions for your Internet service, provide guidelines for your conduct on the Internet as a Windstream residential or business customer.

By using Windstream’s Internet services, you agree to comply with this Acceptable Use Policy and to remain responsible for all activity originating from your account. We reserve the right to modify this Acceptable Use Policy from time to time, effective when posted to www.Windstream.com and/or www.Windstream.net. Your use of the Internet services after changes to the Acceptable Use Policy are posted shall constitute acceptance of any changed or additional terms.

Scope

This Acceptable Use Policy applies to Windstream’s data services that provide (or include) access to the Internet, including but not limited to dialup, Broadband DSL, dedicated, data center services, managed security, and cloud firewall services, or that are provided over the Internet or wireless data networks (collectively “Internet services”).

For ease of reference, this policy addresses the following topics:

•	Section 1: Prohibited Activities

•	Section 2: Consequences for Activities in Violation of this Policy

•	Section 3: Privacy

•	Section 4: Account Usage

•	Section 5: Copyright Complaints

Section 1: Prohibited Activities

General Prohibitions: It shall be a violation of this Acceptable Use Policy to use our Internet service in any way that is unlawful, harmful to or interferes with use of our network or systems, or the network of any other provider, violates the policies of any network accessed through our Internet service, interferes with the use and enjoyment of services received by others, infringes intellectual property rights, results in the publication of threatening material, or constitutes Spam/E-mail/Usenet abuse, a security risk or a violation of privacy.

If you have any questions regarding this Acceptable Use Policy, or wish to report a suspected violation of this policy, you may contact abuse@windstream.net.

Intellectual Property Rights: Windstream’s Internet services shall not be used to host, publish, submit/receive, upload/download, post, use, copy or otherwise reproduce, transmit, re-transmit, distribute or store any content/material or to engage in any activity that infringes, misappropriates or otherwise violates the intellectual property rights or privacy or publicity rights of Windstream or any individual, group or entity, including but not limited to rights protected by any intellectual property right.

Child Pornography: Windstream’s Internet services shall not be used to host, publish, submit/receive, upload/download, post, use, copy or otherwise reproduce, transmit, re-transmit, distribute or store child pornography. Suspected violations of this prohibition may be reported to Windstream at the following e-mail address: cp-abuse@windstream.net. If Windstream receives a complaint of child pornography regarding your use of Windstream’s Internet services and child pornography is apparent in the complaint, we will terminate your Internet service immediately. Further, we will report the complaint, any images received with the complaint, your subscriber information, including your screen name or user identification, your location, your IP address, and the date, time and time zone that the images were transmitted to the National Center for Missing and Exploited Children and to any applicable law enforcement agency.

E-mail and Related Services: Spam/E-mail or Usenet abuse is prohibited using Windstream’s Internet services. Examples of Spam/E-mail or Usenet abuse include, but are not limited to the following activities:

•	Sending a harassing e-mail, whether through content, frequency or size

•	Sending the same (or substantially similar) unsolicited e-mail message to an excessive number of recipients

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•	Sending multiple unwanted e-mail messages to the same address, or sending any e-mail that provokes a complaint to Windstream from the recipient

•	Continuing to send e-mail to a specific address after the recipient or Windstream has requested you to stop

•	Falsifying your e-mail or IP address, or any other identification information

•	Using e-mail to originate chain e-mails or originate or forward pyramid-type schemes

•	Using a mail server to relay or intercept e-mail without the express permission of the owner

•	Placing your web site address, which you have hosted through Windstream, on unsolicited commercial messages

•	Sending e-mails, files or other transmissions that exceed contracted for capacity or that create the potential for disruption of Windstream’s network or of the networks with which Windstream interconnects, by virtue of quantity, size or otherwise

•	Sending unsolicited mass or commercial e-mail (“spamming”) for any purpose whatsoever. Mass or commercial e-mail may be sent only to recipients who have expressly requested receipt of such e-mails, by the sending of an e-mail request to the person performing the mass or commercial mailings. This exchanging of requests, acknowledgements, and final confirmations (commonly referred to as a “double opt-in” process) must be adhered to in its entirety for any mass or commercial e-mail to be considered “solicited.” If you send mass or commercial e-mail, you must maintain complete and accurate records of all e-mail subscription requests, specifically including the e-mail and associated headers sent by you. Subscriptions that do not have a specific recipient-generated e-mail request associated with them are invalid, and are strictly prohibited. A violation of the CAN-SPAM Act will be considered a violation of this policy.

•	Newsgroup spamming or cross-posting the same (or a substantially similar) article to multiple Newsgroups; Many Newsgroups prohibit posting of commercial advertisements or solicitations. Usenet policy prevents off-topic posting of articles. You are required to comply with both Newsgroup(s) and Usenet’s policies. We reserve the right to restrict access to any Newsgroups.

•	Using an Internet Relay Chat (“IRC”) bot, or violating any policy of an IRC server, including use of IRC-based telephony and video conferencing. It is your responsibility to determine the acceptable use policies for any IRC server to which you connect. We reserve the right to restrict access to IRC services.

Hacking and Attacks: Hacking or attacking is prohibited using Windstream’s Internet services. Hacking is any unauthorized attempt to monitor access or modify computer system information or interference with normal system operations, whether this involves Windstream equipment or any computer system or network that is accessed through our service. Attacking is any interference with Internet service to any user, host or network, including mail bombing, ping flooding, broadcast attempts or any attempt to overload a system to interrupt service. Examples of hacking and attacking include, but are not limited to the following:

•	Satan or port scans, full, half, FIN or stealth (packet sniffing)

•	SubSeven port probes

•	BO scans or attacks

•	Mail host relaying, mail proxying, or hi-jacking

•	Telnet, FTP, Rcommands, etc. to internal systems

•	Attempts to access privileged or private TCP or UDP ports

•	Multiple and frequent finger attempts

•	User ID/Password cracking or guessing schemes

•	Virus, worms and Trojan horse attacks

•	Smurf, teardrop and land attacks

•	Participation in botnets, including but not limited to, spam e-mail messages, viruses, computer/server attacks, or committing other kinds of crime and fraud

Network Management: To preserve the integrity of our network, we implement reasonable network management practices to ensure that all customers have an enjoyable experience using the Internet. Windstream’s Internet services shall not be used in a manner that is excessive or unreasonable with respect to frequency, duration or bandwidth consumption when compared to the predominant usage patterns of other customers on a similar service plan or in your geographic area. As technology and customer usage change, Windstream reserves the right to adjust its determination of excessive or unreasonable use. Windstream reserves the right to terminate service that it determines is excessive or unreasonable or to implement charges for excessive or unreasonable usage in its sole discretion. I n the event Windstream determines, in its sole discretion, a customer’s usage is excessive or unreasonable, Windstream will make reasonable efforts to provide customer with notice prior to taking any action regarding customer’s service.

Section 2: Consequences for Activities in Violation of this Policy

Suspension and Termination: Windstream has the right, in its sole discretion, with or without notice, to suspend or terminate your account when you engage in any conduct that violates Windstream’s Terms and Conditions (which includes this policy, your written contract with Windstream, if applicable, or any other Windstream policy applicable to the service) at http://www.windstream.com/terms.aspx. We will make reasonable efforts to contact you if you are in jeopardy of suspension or termination; however, to protect our network and our customers, we reserve the right to block you first and subsequently contact you. We also reserve the right to cancel e-mail messages and/or restrict the size of e-mail distribution lists.

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Charges: You agree to be responsible and pay for any activities that result in damages and/or administrative costs to us or our customers. These damages include, but are not limited to the following: system shut downs, retaliatory attacks or data flooding, and loss of peering arrangements. Damages may be as follows:

•	Legal fees, subject to a minimum fee of $500

•	Activation fee or further deposits to reconnect suspended services

•	Simultaneous login (Dial-up services); $1.00 per hour. One-hour minimum charge; time exceeding the first hour will be rounded up to the next hour. Each simultaneous login will be treated as a separate instance of billing.

•	Unsolicited bulk e-mail (spam clean-up): You will be charged $300 + $5 per message sent + $100 per complaint received by Windstream.

Windstream reserves the right to modify its rates any time and will provide notice through this policy.

Section 3: Privacy

Any information transmitted through the Internet, including information about you, can be intercepted by unwanted third parties. There is no guarantee that you or Windstream can prevent this. We provide certain security measures to reduce the risk that information about you is intercepted by others.

In an effort to protect your privacy, we:

•	use security techniques designated to prevent unauthorized access of information about you.

•	will honor your requests to remove your name from e-mail solicitation lists.

•	do not collect personally identifiable information about you unless you provide it to us.

•	do not sell the names and addresses of our customers, or visitors to our sites, to others without providing information of that disclosure when the personally identifiable information is collected.

•	do not provide customer information to other companies with which we do business without an understanding that they will respect your privacy.

For more information about Windstream’s privacy policies, please see Windstream’s Privacy Statement at www.windstream.com or www.windstream.net.

Internet Security

Windstream can help you safeguard your family online. Windstream has partnered with industry leading experts to offer a robust collection of tools and services regarding Internet security. For more information, visit www.windstream.com/security.

Section 4: Account Usage

Usage

Your Windstream Internet account may only be used according to your service plan. If your account is not a dedicated account, then it may not be used to provide dedicated services such as e-mail, gaming, or streaming audio or video servers. Dedicated accounts may include, but are not limited to Static DSL, Ethernet Internet and Dedicated Internet services. We have several dedicated service solutions for you to consider if you desire continuous access to the Internet. We may end an Internet session following periods of inactivity to minimize the burden on the network. The use of automated intervention, such as software or hardware devices, for the purpose of maintaining a connection to the service is strictly prohibited.

Personal web space is limited to 10 megabytes per Internet account. Personal web space shall be used for non-commercial use only. Windstream reserves the right to restrict access to sites that are being used for commercial use. Commercial web space size is dependent on the web-hosting package purchased by the customer. If a personal page receives an inordinately large number of hits, the owner of said page will have the option of moving the page to our commercial section or remove the page from their home directory.

Passwords

You are solely responsible for maintaining the confidentiality of your account I.D. and passwords. Subscribers should not provide their login and password for use by others outside of their immediate business or household. You must notify us immediately if your account I.D. and/or password have been lost, stolen, or otherwise compromised. Simultaneous use of our service by multiple users with a single login and password is not allowed. Reselling or sharing, in whole or in part, access to your Internet account or Internet connectivity without our expressed written consent is prohibited.

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Internet Software

Windstream is not a software licensor, and the license agreement for your Internet software is not a part of your service agreement with us. This means that your software license agreement may either remain in effect or terminate independently from your Internet service.

We are not responsible for technical support or the integrity of any files or software that you obtain from any other source. It is your responsibility to determine whether any software that you intend to use, including any program that you intend to download from the Internet, is compatible with your computer and can be installed correctly and safely. We strongly recommend that you review the documentation accompanying any software before you attempt to install it.

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